EXHIBIT 10.4

[FORM OF SPECTRALINK NON-OFFICER PERFORMANCE SHARE AGREEMENT]

POLYCOM, INC.

PERFORMANCE SHARE AGREEMENT

[NAME]

Employee ID Number: [NUMBER]

NOTICE OF GRANT

Polycom, Inc. (the “Company”) hereby grants you, [NAME] (the “Employee”), an award of Performance Shares under the Company’s 2004 Equity Incentive Plan (the “Plan”). The date of this Performance Share Agreement (the “Agreement”) is [DATE] (the “Grant Date”). Subject to the provisions of Appendix A (attached), Appendix B (attached) and of the Plan, the principal features of this award are as follows:

Target Number of Performance Shares:	[ ]

Performance Period:	First Performance Period:
Second Performance Period:

Performance Matrix:	[INSERT DESCRIPTION OF PERFORMANCE GOALS] and (B) will be determined in accordance with the Performance Matrix, attached hereto as Appendix B.

Vesting Schedule:	[INSERT DESCRIPTION OF VESTING SCHEDULE]*

IMPORTANT:

* Except as otherwise provided in Appendix A, Employee will not vest in the Performance Shares unless he or she is employed by the Company or one of its Subsidiaries through the applicable vesting date.

Your signature below indicates your agreement and understanding that this award is subject to all of the terms and conditions contained in Appendix A, Appendix B and the Plan. For example, important additional information on vesting and forfeiture of the Performance Shares is contained in paragraphs 3 through 5 and paragraph 7 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT.

POLYCOM, INC.	EMPLOYEE

[NAME]	[NAME]

[TITLE]

Date: , 200	Date: , 200

APPENDIX A

TERMS AND CONDITIONS OF PERFORMANCE SHARES

1. Grant. The Company hereby grants to the Employee under the Plan an award of the Target Number of Performance Shares set forth on the Notice of Grant, subject to all of the terms and conditions in this Agreement and the Plan. The number of Performance Shares in which the Employee may vest shall (A) depend [INSERT DESCRIPTION OF PERFORMANCE GOALS] and (B) be determined in accordance with the Performance Matrix, attached hereto as Appendix B. In accordance with the Performance Matrix, the number of the Performance Shares in which the Employee may vest will range [INSERT APPLICABLE RANGE]. The number of such Shares shall be determined by the Committee following the end of the Performance Period and the review and approval of the Company’s earnings results by the Company’s Audit Committee, in accordance with the following rules. [INSERT APPLICABLE RULES]. When Shares are paid to the Employee in payment for the Performance Shares, par value will be deemed paid by the Employee for each Performance Share by past services rendered by the Employee, and will be subject to the appropriate tax withholdings. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan.

(a) As used herein, [INSERT APPLICABLE DEFINITIONS].

[INSERT THE FOLLOWING SENTENCE TO THE EXTENT APPLICABLE: For purposes of this Agreement, including but not limited to [INSERT PARAGRAPH REFERENCE(S)], “[INSERT REFERENCE]” shall include any entity or division of the Company into which “[INSERT REFERENCE]” is integrated for accounting purposes, which shall be determined by the Committee, in its sole discretion.]

[INSERT THE FOLLOWING SENTENCE TO THE EXTENT APPLICABLE: For purposes of this Agreement, including but not limited to [INSERT PARAGRAPH REFERENCE(S)], each reference to the parenthetical “[INSERT REFERENCE]” shall be disregarded to the extent that [INSERT REFERENCE] is integrated with another entity or division of the Company for accounting purposes, which shall be determined by the Committee, in its sole discretion.]

[INSERT THE FOLLOWING SENTENCE TO THE EXTENT APPLICABLE: In addition, the Committee, in its sole discretion, has the power to interpret and adjust the performance goals described in this paragraph 1 and determine how such performance goals will be measured, including such adjustments for the effect of corporate reorganizations (for example, but not by way of limitation, adjustments to include the net revenues attributable to [INSERT REFERENCE] and the business units into which [INSERT REFERENCE] has been integrated).]

2. Company’s Obligation to Pay. Each Performance Share has a value equal to the Fair Market Value of a Share on the date that the Performance Share is granted. Unless and until the Performance Shares have vested in the manner set forth in paragraphs 3 through 5, the Employee will have no right to payment of such Performance Shares. Prior to actual payment of any vested Performance Shares, such Performance Shares will represent an unsecured obligation. Payment of any vested Performance Shares shall be made in whole Shares only.

3. Vesting Schedule/Period of Restriction. Except as provided in paragraphs 4 and 5, and subject to paragraph 7, the Performance Shares awarded by this Agreement shall vest in accordance with the vesting provisions set forth on the first page of this Agreement. Performance Shares shall not vest in the Employee in accordance with any of the provisions of this Agreement unless the Employee shall have been continuously employed by the Company or by one of its Subsidiaries from the Grant Date until the date the Performance Shares are otherwise scheduled to vest.

4. Modifications to Vesting Schedule.

(a) Vesting upon Leave of Absence. In the event that the Employee takes an authorized leave of absence (“LOA”), the Performance Shares awarded by this Agreement that are scheduled to vest shall be modified as follows:

(i) if the duration of the Employee’s LOA is sixty (60) days or less, the vesting schedule set forth on the first page of this Agreement shall not be affected by the Employee’s LOA.

(ii) if the duration of the Employee’s LOA is greater than sixty (60) days, the scheduled vesting of any Performance Shares awarded by this Agreement that are not then vested shall be deferred for a period of time equal to the duration of the Employee’s LOA.

(b) Death or Disability of Employee. In the event that the Employee incurs a Termination of Service due to his or her death or Disability, the Performance Shares subject to this Performance Share award shall vest on the date of the Employee’s death or Disability as follows:

(i) if the Employee’s death or Disability occurs during the First Performance Period, this Performance Share award shall immediately terminate;

(ii) if the Employee’s death or Disability occurs following the First Performance Period but on or before [INSERT DATE], the Employee shall immediately vest as to the number of Performance Shares that would have vested had the Employee remained an employee of the Company or one of its Subsidiaries through such date. The Target Number of Performance Shares allocated to the Second Performance Period shall be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company;

(iii) if the Employee’s death or Disability occurs following [INSERT DATE], but prior to the end of the Second Performance Period, this Performance Share award shall immediately terminate and the Target Number of Performance Shares allocated to the Second Performance Period shall be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company;

(iv) if the Employee’s death or Disability occurs following the Second Performance Period but on or before [INSERT DATE], the Employee shall immediately vest as to the number of Performance Shares that would have vested had the Employee remained an employee of the Company or one of its Subsidiaries through such date.

Notwithstanding anything to the contrary in this Agreement, if the Employee commences an LOA and subsequently dies or becomes Disabled, the Employee shall immediately vest in that number of Performance Shares in which the Employee would have vested in accordance with this paragraph 4(b) had the Employee’s death or Disability occurred on the date the Employee commenced an LOA.

In the event that any applicable law limits the Company’s ability to accelerate the vesting of this award of Performance Shares, this paragraph 4(b) shall be limited to the extent required to comply with applicable law.

(c) Retirement of Employee. In the event that the Employee incurs a Termination of Service due to his or her Retirement, the Performance Shares subject to this Performance Share award shall vest on the date of the Employee’s Retirement as follows:

(i) if the Employee’s Retirement occurs during the First Performance Period, this Performance Share award shall immediately terminate;

(ii) if the Employee’s Retirement occurs following the First Performance Period but on or before [INSERT DATE], the Employee shall immediately vest as to the number of Performance Shares determined by multiplying the number of Performance Shares determined in accordance with paragraph 1 for the First Performance Period by the percentage determined by dividing the number of days that have elapsed following the First Performance Period to the date of the Employee’s Retirement by 86;

(iii) if the Employee’s Retirement occurs following [INSERT DATE], but prior to the end of the Second Performance Period, this Performance Share award shall immediately terminate and the Target Number of Performance Shares allocated to the Second Performance Period shall be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company;

(iv) if the Employee’s Retirement occurs following the Second Performance Period but on or before [INSERT DATE], the Employee shall immediately vest as to the number of Performance Shares determined by multiplying the number of Performance Shares determined in accordance with paragraph 1 for the Second Performance Period by the percentage determined by dividing the number of days that have elapsed following the Second Performance Period to the date of the Employee’s Retirement by 85.

In the event that any applicable law limits the Company’s ability to accelerate the vesting of this award of Performance Shares, this paragraph 4(c) shall be limited to the extent required to comply with applicable law.

For purposes of this Agreement, “Retirement” means Termination of Service after attaining either (a) age sixty-five (65), or (b) age fifty-five (55) plus a number of Years of Service so that the sum of the Employee’s age and Years of Service is at least sixty-five (65). For this purpose, the Employee’s “Years of Service” equals the number of full months from the Employee’s latest hire date with the Company (or any Subsidiary) to the date of Termination of Service, divided by 12.

(d) Change in Control.

(i) In the event of a Change in Control, this award shall be subject to the definitive agreement governing such Change in Control. Such agreement, without the Employee’s consent and notwithstanding any provision to the contrary in this Agreement or the Plan, must provide for one of the following: (a) the assumption of this award by the surviving corporation or its parent; (b) the substitution by the surviving corporation or its parent of an award with substantially the same terms as this award; or (c) the cancellation of this award after payment to the Employee in Shares of an amount equal to the Performance Shares subject to this award at the time of the Change in Control. In the event the definitive agreement does not provide for one of the foregoing alternatives with respect to the treatment of this award, this award shall have the treatment specified in clause (c) of the preceding sentence. The Committee may, in its sole discretion, accelerate the vesting of this award in connection with any of the foregoing alternatives. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events: (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the 1934 Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the 1934 Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (c) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors; or (d) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(ii) Notwithstanding anything herein to the contrary, in the event the Employee incurs a Termination of Service within twelve (12) months following a Change in Control on account of a termination by the Company (or any Subsidiary) for any reason other than Misconduct or on account of a termination by the Employee for Good Reason, then this award immediately will vest in one hundred percent (100%) of the Performance Shares subject to this Performance Share award.

For purposes of this Agreement, “Good Reason” means, without the Employee’s written consent, (a) a relocation of the Employee’s principal place of employment by more than fifty (50) miles from the location immediately prior to the Change in Control, (b) a reduction in the Employee’s base salary by more than 10% or a material reduction in the Employee’s kind or level of benefits (not including base salary, incentive compensation or equity compensation)

that, in either instance, is not applied to all similarly situated employees, or (c) a change in the Employee’s duties that is materially inconsistent with the Employee’s education, professional training and experience at the Company.

For purposes of this Agreement, “Misconduct” means (a) the commission of any act of fraud, embezzlement or dishonesty by the Employee, (b) the Employee’s conviction of, or plea of nolo contendre to, a felony, (c) any unauthorized use or disclosure by the Employee of confidential information or trade secrets of the Company or of any Subsidiary, or (d) any other intentional misconduct by the Employee adversely affecting the business or affairs of the Company or of any Subsidiary in a material manner. The preceding definition shall not be deemed to be inclusive of all the acts or omissions that the Company (or any Subsidiary) may consider as grounds for the dismissal or discharge of the Employee or any other individual in the service of the Company (or any Subsidiary).

(iii) In the event of a Change in Control during the Performance Period, the Performance Period shall be deemed to end immediately prior to the Change in Control. The number of Performance Shares in which the Employee shall be entitled to vest in accordance with the terms of this Agreement and the Vesting Schedule set forth on the Notice of Grant shall be determined by the Committee (as in existence prior to the Change in Control) and shall be the sum of (A) and (B) below. For this purpose, the Target Number of Performance Shares shall be allocated on a pro rata basis between (i) the Company’s fiscal quarter(s) within the Performance Period that were completed prior to the Change in Control (the “Completed Period”) and (ii) the remaining fiscal quarter(s) within the Performance Period (the “Remaining Period”).

(A) With respect to the Target Number of Performance Shares allocated to the Completed Period, the number of Performance Shares in which the Employee shall be entitled to vest will be determined by the Committee based on actual year to date achievement for the Completed Period of the targets in [INSERT PERFORMANCE GOALS] set forth in the Performance Matrix.

(B) With respect to the Target Number of Performance Shares allocated to the Remaining Period, the number of Performance Shares in which the Employee shall be entitled to vest shall equal 100% of such allocated Target Number of Performance Shares.

Example for Paragraph 4(d)(3)(iii): For illustration purposes only, if the Target Number of Performance Shares is 500 and a Change in Control occurs after two completed fiscal quarters within the applicable Performance Period, the number of Performance Shares in which the Employee shall be entitled to vest in accordance with the terms of this Agreement and the Vesting Schedule set forth on the Notice of Grant would be determined as follows:

•

Because the Company completed two fiscal quarters within the Performance Period prior to the Change in Control, one-half (1/2) of the Target Number of Performance Shares (or 250 shares) would be allocated to the Completed Period. One-half (1/2) of the Target Number of Performance Shares (or 250 shares) would be allocated to the Remaining Period.

•	The Company’s actual year to date performance for the two completed fiscal quarters will be measured against the numbers set forth in the Company’s Annual Operating Plan for [INSERT DESCRIPTION] for such year to date period. For the year to date period, the Committee certifies that the [INSERT PERFORMANCE GOALS] equaled 110% of the numbers set forth in the Company’s Annual Operating Plan. Per the Performance Matrix, 110% achievement entitles the Employee to vest (according to the Vesting Schedule) in 140% of the 250 shares allocated to the Completed Period (i.e., 350 Performance Shares).

•	With respect to the Target Number of Performance Shares allocated to the Remaining Period (i.e., 250 shares), the Employee will be entitled to vest in 100% of such shares or 250 Performance Shares.

•

The total number of Performance Shares in which the Employee will be entitled to vest in accordance with the Vesting Schedule and the terms of the Agreement will be 600 (i.e., 350 Performance Shares attributable to the Completed Period and 250 Performance Shares attributable to the Remaining Period).

5. Committee Discretion. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Performance Shares at any time, subject to the terms of the Plan. If so accelerated, such Performance Shares will be considered as having vested as of the date specified by the Committee. If the Committee, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the Performance Shares, the payment of such accelerated Performance Shares nevertheless shall be made at the same time or times as if such Performance Shares had vested in accordance with the vesting schedule set forth on the first page of this Agreement (whether or not the Employee remains employed by the Company or by one of its Subsidiaries as of such date(s)).

6. Payment after Vesting. Any Performance Shares that vest in accordance with paragraphs 3 through 4 will be paid to the Employee (or in the event of the Employee’s death, to his or her estate) as soon as practicable following the date of vesting, subject to paragraph 9. Notwithstanding the foregoing, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any Performance Shares that vest in accordance with paragraph 4(d)(ii) will be paid to the Employee (or in the event of the Employee’s death, to his or her estate) no earlier than six (6) months and one (1) day following the date of the Employee’s Termination of Service, subject to paragraph 9. Any Performance Shares that vest in accordance with paragraph 5 will be paid to the Employee (or in the event of the Employee’s death, to his or her estate) in accordance with the provisions of such paragraph, subject to paragraph 9. For each Performance Share that vests, the Employee will receive one Share.

7. Forfeiture. Notwithstanding any contrary provision of this Agreement, the balance of the Performance Shares that have not vested pursuant to paragraphs 3 through 5 at the time of the Employee’s Termination of Service for any or no reason will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company.

8. Death of Employee. Any distribution or delivery to be made to the Employee under this Agreement will, if the Employee is then deceased, be made to the administrator or executor of the Employee’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

9. Withholding of Taxes. When Shares are issued as payment for vested Performance Shares, the Company (or the employing Subsidiary) will withhold a portion of the Shares that have an aggregate market value sufficient to pay federal, state, local and foreign income, social insurance, employment and any other applicable taxes required to be withheld by the Company or the employing Subsidiary with respect to the Shares, unless the Company, in its sole discretion, either requires or otherwise permits the Employee to make alternate arrangements satisfactory to the Company for such withholdings in advance of the arising of any withholding obligations. The number of Shares withheld pursuant to the prior sentence will be rounded up to the nearest whole Share, with no refund for any value of the Shares withheld in excess of the tax obligation as a result of such rounding. Notwithstanding any contrary provision of this Agreement, no Shares will be issued unless and until satisfactory arrangements (as determined by the Company) have been made by the Employee with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to such Shares. In addition and to the maximum extent permitted by law, the Company (or the employing Subsidiary) has the right to retain without notice from salary or other amounts payable to the Employee, cash having a sufficient value to satisfy any tax withholding obligations that the Company determines cannot be satisfied through the withholding of otherwise deliverable Shares. All income and other taxes related to the Performance Share award and any Shares delivered in payment thereof are the sole responsibility of the Employee. By accepting this award, the Employee expressly consents to the withholding of Shares and to any additional cash withholding as provided for in this paragraph 9.

10. Rights as Stockholder. Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Employee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

11. No Effect on Employment. Subject to any employment contract with the Employee, the terms of such employment will be determined from time to time by the Company, or the Subsidiary employing the Employee, as the case may be, and the Company, or the Subsidiary employing the Employee, as the case may be, will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Employee at any time for any reason whatsoever, with or without good cause. The transactions contemplated hereunder and the vesting schedule set forth on the first page of this Agreement do not constitute an express or implied promise of continued employment for any period of time. A leave of absence or an interruption in service (including an interruption during military service) authorized or acknowledged by the Company or the Subsidiary employing the Employee, as the case may be, shall not be deemed a Termination of Service for the purposes of this Agreement.

12. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of its General Counsel, at 4750 Willow Road, Pleasanton, CA 94588, or at such other address as the Company may hereafter designate in writing.

13. Grant is Not Transferable. Except to the limited extent provided in this Agreement, this grant of Performance Shares and the rights and privileges conferred hereby will not be sold, pledged, assigned, hypothecated, transferred or disposed of any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process, until the Employee has been issued Shares in payment of the Performance Shares. Upon any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

14. Restrictions on Sale of Securities. The Shares issued as payment for vested Performance Shares under this Agreement will be registered under U.S. federal securities laws and will be freely tradable upon receipt. However, an Employee’s subsequent sale of the Shares may be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

15. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

16. Additional Conditions to Issuance of Certificates for Shares. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. state or federal governmental agency, which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of vesting of the Performance Shares as the Committee may establish from time to time for reasons of administrative convenience.

17. Plan Governs. This Agreement is subject to all the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

18. Committee Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Performance Shares have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Employee, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

19. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

20. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

21. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Employee, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code prior to the actual payment of Shares pursuant to this award of Performance Shares.

22. Amendment, Suspension or Termination of the Plan. By accepting this Performance Share award, the Employee expressly warrants that he or she has received a right to receive stock under the Plan, and has received, read and understood a description of the Plan. The Employee understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

23. Labor Law. By accepting this Performance Share award, the Employee acknowledges that: (a) the grant of these Performance Shares is a one-time benefit which does not create any contractual or other right to receive future grants of Performance Shares, or benefits in lieu of Performance Shares; (b) all determinations with respect to any future grants, including, but not limited to, the times when the Performance Shares shall be granted, the number of Performance Shares subject to each Performance Share award and the time or times when the Performance Shares shall vest, will be at the sole discretion of the Company; (c) the Employee’s participation in the Plan is voluntary; (d) the value of these Performance Shares is an extraordinary item of compensation which is outside the scope of the Employee’s employment contract, if any; (e) these Performance Shares are not part of the Employee’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) the vesting of these Performance Shares will cease upon termination of employment for any reason except as may otherwise be explicitly provided in the Plan or this Agreement; (g) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (h) these Performance Shares have been granted to the Employee in the Employee’s status as an employee of the Company or its Subsidiaries; (i) any claims resulting from these Performance Shares shall be enforceable, if at all, against the Company; and (j) there shall be no additional obligations for any Subsidiary employing the Employee as a result of these Performance Shares.

24. Disclosure of Employee Information. By accepting this Performance Share award, the Employee consents to the collection, use and transfer of personal data as described in this paragraph. The Employee understands that the Company and its Subsidiaries hold certain personal information about him or her, including his or her name, home address and telephone number, date of birth, social security or identity number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all awards of Performance Shares or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the purpose of managing and administering the Plan (“Data”). The Employee further understands that the Company and/or its Subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of his or her participation in the Plan, and that the Company and/or any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Employee understands that these recipients may be located in the European Economic Area, or elsewhere, such as in the U.S. The Employee authorizes the Company to receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer to a broker or other third party with whom he or she may elect to deposit any Shares of stock acquired from this award of Performance Shares of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares of stock on his or her behalf. The Employee understands that he or she may, at any time, view the Data, require any necessary amendments to the Data or withdraw the consent herein in writing by contacting the Equity Programs for the Company and/or its applicable Subsidiaries.

25. Notice of Governing Law. This award of Performance Shares shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflict of laws.

APPENDIX B

PERFORMANCE MATRIX

[INSERT PERFORMANCE MATRIX]